Exhibit 99.1

Applied DNA Sciences Earns Its Stripes --
Textile-based SigNature DNA Anti-Counterfeiting Program Launched in UK

STONY BROOK, N.Y., June 29, 2010 /Market Wire/ -- Applied DNA Sciences, Inc. (OTCBB:APDN), a provider of DNA-based security solutions announced that it has successfully customized its first series of “DNA Suits” made in Yorkshire, UK. Each DNA suit was custommade from the finest woolen yarn, then woven and finished into a pinstripe fabric, and assembled by a master tailor. The DNA persists through multiple launderings, providing a definitive means to match the DNA mark to the bespoke suit. Important to the utility of this marker to textile manufacturers, finishers and woven label assemblers, is that no retooling or change in production methods is required – integration of DNA in manufacturing is seamless.

Bill Macbeth, the Managing Director of the Textile Centre of Excellence stated, “DNA represents an important step in the evolution of our industry – both for existing processes and newproducts, as well as providing a tangible means to stimulate manufacturing jobs in our region. We believe that the exceptional quality and craftsmanship that Yorkshire companies pridethemselves on from yarn to woven fabric to a garment label, are valuable and worth protecting. We see Yorkshire as taking a technology leadership position by elevating the standard oftextiles made in Yorkshire and demonstrating that you do get superior garments when you can control the quality of the fabric itself.”

As part of the launch of the DNA Anti-Counterfeiting Program, APDN has received its first order from the Textile Centre of Excellence as part of its participation in the multi-year contract funded by the European Regional Development Fund and Yorkshire Forward. The initiating order (approximately $50,000) commences a three-year commitment of government of $1,500,000 to the program. “This contribution is designed to generate significant additional investment from the private sector, which should generate at least 2 million pounds over the three-year lifetime of the program,” stated Bill Macbeth, Managing Director, Textile Centre of Excellence. APDN is working with local companies to incorporate its botanical SigNature DNA markers into their products to protect premium textiles and apparel from counterfeiting and diversion, offering end-consumers with complete confidence in their purchases.

Recently, a bespoke men's jacket made by exclusive tailor, James Michelsberg was treated with SigNature DNA creating a unique "fingerprint" to prove its authenticity. The fibers for the cloth used to make the suit were immersed in SigNature DNA as they were put on the loom, before the fabric was finished. Mr. Michelsberg was recently quoted in The Yorkshire Evening Post as saying: "Counterfeiting is the biggest problem facing the textiles industry. There are people in India and China counterfeiting cloth, saying it’s woven in Yorkshire. We want to make sure they’re (customers) getting the genuine article.”

Andrew Knight from luxury weaver, John Cavendish, added, “It's tremendously exciting. With DNA you get authenticity, genuine goods and traceability - you can trace it back to the raw material, who wove it, who finished it and who sold the fabric. It's absolutely fantastic. As a local company it's something the industry has been crying out for."

Authentication issues plague the global economy. From high-tech synthetic yarns to wool fabrics, from cotton bed linen to outdoor fabrics and treatments, to “haute couture” fabric, the growth of counterfeiting is doubling the pace of total apparel market growth. Of the total value of counterfeit merchandise seized around the world, 63% related to the textile sector. According to the Global Market Report on Counterfeit Apparel (2008), industry analysts expect the proportion of counterfeiting in certain sectors to roughly double in the 2005 to 2014 period. In a multi-billion dollar market, this is not a small problem. The UK textile and clothing industry, the 9th largest manufacturing sector in the UK, generates over £18 billion/year in revenues. In the US, textile and apparel is the third largest exporter and represents at least $90 billion in revenues per year. APDN is offering the best and most cost effective solution to-date, a solution that cannot be copied, reverse engineered or otherwise compromised.

“Whether it is the finest worsted wools from Yorkshire, super fine merino from Australia, pure cashmere, or recycled polyester the demand to protect the integrity and authenticity of products at the source is growing and we are very pleased to be able to provide a practical solution to address this most pressing need,” commented Dr. James Hayward, President and CEO of APDN. “Applied DNA has now truly earned its stripes.”

About APDN

APDN sells patented DNA security solutions to protect products, brands and intellectual property from counterfeiting and diversion. SigNature DNA is a botanical mark used to authenticate products in a unique manner that essentially cannot be copied. APDN also provides BioMaterial GenoTyping™ by detecting genomic DNA in natural materials to authenticate finished products. Both technologies protect brands and products in a wide range of industries and provide a forensic chain of evidence that can be used to prosecute perpetrators. To learn more, go to www.adnas.com where APDN routinely posts all press releases.

The statements made by APDN may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe APDN’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of APDN. Actual results could differ materially from those projected due to our short operating history, limited financial resources, limited market acceptance, market competition and various other factors detailed from time to time in APDN’s SEC reports and filings, including our Annual Report on Form 10-K, filed on December 23, 2009 and our subsequent quarterly reports on Form 10-Q. APDN undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

SOURCE Applied DNA Sciences, Inc.

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